SUMMARIZED STATEMENT OF INCOME (Unaudited)
(millions of dollars)


                                       Three Months        Nine Months Ended
                                       September 30           September 30
                                      1995       1994       1995       1994
Operating Income(Loss) by Business Unit
  Distribution                    $     (5.2) $   (11.0) $   102.0 $    105.0
  Trading & Transportation              23.7       22.1       81.0       81.1
  Other                                 (2.4)      (2.9)      (4.9)      (5.3)
     Total Operating Income             16.1        8.2      178.1      180.8

Interest Expense, Net                   41.4       43.3      118.2      127.0
Other Expense, Net                       1.3        2.6        5.7        5.9
Income(Loss) Before Income Taxes       (26.6)     (37.7)      54.2       47.9
Provision for Income Taxes(Benefit)    (12.3)     (16.1)      23.5       20.4
Income(Loss) Before Extraordinary Item (14.3)     (21.6)      30.7       27.5
Extraordinary Item, Less Taxes (1)         -          -       (0.1)      (0.5)
  Net Income(Loss)                     (14.3)     (21.6)      30.6       27.0
Preferred Dividend Requirement           2.0        2.0        5.9        5.9
Balance Available to Common Stock $    (16.3) $   (23.6) $    24.7 $     21.1

Per Share Data:
  Before Extraordinary Item       $    (0.13) $   (0.19) $    0.20 $     0.18
  Extraordinary Item, Less Taxes           -          -      (0.00)     (0.01)
Earnings Per Common Share         $    (0.13) $   (0.19) $    0.20 $     0.17

Weighted Average Common Shares
  Outstanding (in thousands)         124,103    122,442    123,604    122,401



(1)    Loss on reacquisition of debt.



                                    Sept. 30   Sept. 30   December 31
                                      1995       1994       1994
Debt:
  Short-Term (including current   $    269.8 $    115.6 $    274.6
     maturities)
  Long-Term                          1,474.9    1,604.1    1,414.4
    Total Balance Sheet Debt         1,744.7    1,719.7    1,689.0
Receivables Sold                        82.1      146.6      192.8
    Total                         $  1,826.8 $  1,866.3 $  1,881.8